BAYSHORE EXPLORATION L.L.C.
                                                   20501 KATY FREEWAY, SUITE 216
                                                              KATY, TEXAS  77450
                                                            Phone (281) 646-1919
                                                              Fax (281) 647-9448
                                                      bayshoreexpl@sbcglobal.net


                            PARTICIPATION AGREEMENT



Bayshore Exploration L.L.C.
20501 Katy Freeway, Suite 216
Katy, Texas  77450


RE:   COOKE NO. 3 WELL
      COOKE RANCH DEEP PROSPECT
      LA SALLE COUNTY, TEXAS


Gentlemen:

      Dynamic Resources Corp. ("Dynamic") desires to apply for the purchase of a working interest in the Cooke Ranch Deep Prospect in La Salle County, Texas. Dynamic ("Participant") hereby acknowledges that Bayshore Exploration L.L.C. ("Bayshore") will drill and put into production, if warranted, one test well known as the Cooke No. 3 Well in the Cooke Ranch Field Area for Edwards, Glenrose, Sligo, Hosston, Cotton Valley and/or Smackover oil/gas production.

      Participant hereby applies for the purchase of Three (3.00) percentage points at $117,000.00 per each percentage point (1.00% working interest) payable upon application, and tender herewith a check in the amount of $351,000.00.

      Participant hereby makes the following representations, warranties and commitments:

INITIAL ONLY WHAT IS APPLICABLE:

a. By executing this Participation Agreement, Participant has, subject to financing, committed itself to become a (3.00%) working interest owner in this prospect.

b. The undersigned has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of an investment in this oil and gas prospect and of making an informed investment decision.

DRILLING OPERATIONS: Upon acceptance of the above recited consideration, on or before July 31, 2005, Bayshore, with Bruington Engineering L.P. as operator, agrees to drill and test, and if warranted, complete and equip one oil and/or gas well at a location of Bayshore's choice on the subject leases described on Exhibit "A" attached hereto, with the following terms and conditions:

1. Bayshore shall permit said test well with the Railroad Commission of Texas, survey and stake the drilling location, build a necessary lease road, prepare the location, cure title to the drillsite, contract with third party contractors and drill with due diligence one test well to a total depth of 21,000 feet, or a depth sufficient to test the Smackover formation, log and test said well for the purpose of establishing commercial oil/gas production or plugging and abandoning same. Bayshore shall have the right to cease drilling operations if an impenetrable substance or formation is encountered during the drilling of said well at any depth below 10,000 feet. Bayshore shall deliver a 75% net revenue interest to Participant in the Cooke No. 3 Well. Bayshore agrees that there shall be no back-in or carried working interest attributable to Participant's working interest in said test well.

2. Bayshore agrees that, during drilling and completion operations, Participant shall receive the following:
      a.    Daily drilling and completion reports on the subject well.
      b. Copies of all logs, tests and samples gained from the drilling and completion of the subject well.
      c. Copies of all Railroad Commission of Texas filings on the subject well.

3. In the event that an oil and/or gas well completion is attempted on the subject test well, Participant agrees to pay its proportionate share of the completion costs for the well per the Authority for Expenditure (AFE) for the Cooke No. 3 Well which equals $19,820.00 per each percentage point upon written and/or verbal notification from Bayshore.

4. In the event that commercial oil and/or gas production is established on the subject leases with said test well, then both Participant and Bayshore shall enter into a mutually acceptable Joint Operating Agreement Model Form 610-1989 for the operation of the subject well. All subsequent operations and subsequent wells drilled and completed on the prospect acreage shall be governed by the Joint Operating Agreement.

      Participant recognizes that an investment in oil and gas exploration involves a high degree of risk of loss of its entire investment. Participant has been advised to consult with its own financial advisors regarding this investment. Its commitments to all investments bear a reasonable relationship to its net worth and Participant is able to bear the risk of loss of its entire investment in this prospect.

      In the event that a dispute arises between Participant and Bayshore or its affiliates, or any of their respective successors, representatives, agents, officers or employees, in connection with this offering, the offer and sale of working interest, or this Participation Agreement, the parties hereto hereby expressly agree that any such dispute shall be resolved through Arbitration rather than litigation, and to submit the dispute to the American Arbitration Association within 15 days after receiving a written request to do so. If any party hereto fails to submit the dispute to Arbitration with in the specified time above, the requesting party may then file any papers necessary to commence arbitration. The parties hereto agree that any hearing scheduled after an Arbitration proceeding is initiated, by either party, shall take place in Houston, Harris County, Texas.

      This Participation Agreement, and all of its terms and conditions, represent the entire agreement between Participant and Bayshore pertaining to the Cooke Ranch Deep Prospect, and supersedes any and all prior agreements, written or oral. Any changes to this agreement must be agreed to in writing by both parties hereto.

      This Participation Agreement, and all of its terms and conditions, shall be binding upon the parties hereto and shall extend to and be binding upon their respective heirs, successors and assigns. Participant shall provide Bayshore with written notice prior to assigning any or all of Participant's working interest herein to a third party.




      AMOUNT OF WORKING INTEREST: Participant represents that it is delivering herewith a check or certified funds on or before May 31, 2005 in the amount of $117,000.00 per each percentage point. The total point(s) for which Participant is offering to purchase and the total amount of the aforementioned check or certified funds are as follows:

                         Total Point(s) Desired: Three (3.00)

                         Amount of Subscription: $351,000.00


**MAKE CHECK PAYABLE TO BAYSHORE EXPLORATION L.L.C.

IN WITNESS HEREOF, the undersigned has executed this Agreement on the date set forth below:

________________________                   ________________________
S.S. No./Federal I.D. No.                  Participant's Signature

10611 Pedal Point Place                    Dynamic Resources Corp.
Business Address - Street                  Participant's Name

Las Vegas, Nevada  89144                   P.O. Box 370184
City, State & Zip                          Home Address

702/743-1343                               Las Vegas, NV  89137
Business Telephone                         City, State & Zip

702/254-5594                               ________________________
Fax Number                                 Home Telephone

robertfedun@dynamicresourcescorp.com
E-Mail Address

**Please note where and how you would like to receive your reports.


                                   ACCEPTANCE

      Bayshore Exploration L.L.C. hereby accepts the offer represented by the foregoing Participation Agreement, subject to the terms and conditions thereof.

      AGREED AND ACCEPTED ON THIS 12 DAY OF MAY, 2005.


      By:/S/ Jamin Swantner
	 ------------------
         Jamin Swantner, President

JJS:jrs
Exhibits "A"